UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to Rule 14a-12

SED INTERNATIONAL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC. GAD PARTNERS FUND LP GAD CAPITAL MANAGEMENT LLC JACK H. JACOBS HESHAM M. GAD DENNIS L. CHANDLER SAMUEL S. WEISER KLAUS-DIETER WURM

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 16, 2013

Dear fellow shareholders of SED International Holdings, Inc.:

Paragon Technologies, Inc., together with its director nominees and one of its affiliates, is the largest shareholder of SED International Holdings, Inc. (NYSE MKT: SED), holding approximately 32.83% of SED’s shares. Paragon has announced that it will nominate five highly qualified director candidates for election to SED’s board at SED’s 2013 annual meeting of shareholders, which is expected to be held in December 2013. Paragon’s press release dated September 10, 2013, which provides information about our director candidates and our case for urgent change in the SED board, is enclosed with this letter.

We believe change is urgently needed in the SED board.

Paragon has become increasingly concerned regarding SED’s rapidly deteriorating financial performance under the existing SED board, which has been attempting to turn the company around for five years, with mounting restructuring costs and financial conditions only worsening:

▪	Net losses of almost $8.0 million during the nine-month period ended March 31, 2013.

▪	Deterioration in shareholders’ equity by 33% in the same nine-month period.

▪	No net earnings in the past five years, but instead an aggregate loss of nearly $5.0 million.

▪	Board compensation of more than $2.4 million in the past five years.

Paragon believes SED urgently needs a complete overhaul at the board level, and needs to be led by more qualified and experienced directors.

We would like to hear from you. Please call us today.

If you own shares of SED, we would like to hear from you. We urge you to call us today so that we can provide you with more information. Please contact Peter Casey of Alliance Advisors, our proxy advisor, at 973-873-7710. No matter how many shares you own, and any affiliation you may have with SED, we would like to hear from you. We would like to thank the many shareholders who have contacted us to date.

Our director candidates will be responsible stewards of the trust placed in them by SED’s shareholders. We respectfully ask for your vote for our director candidates at SED’s 2013 annual meeting of shareholders.

Thank you for your support,

Paragon Technologies, Inc.

Paragon Technologies, Inc., Gad Partners Fund LP, Gad Capital Management LLC and Paragon’s board nominees will be participants in Paragon’s solicitation of proxies for the election of these nominees to the SED board of directors. Paragon intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at SED’s 2013 annual meeting of shareholders. SED shareholders should read Paragon’s proxy statement and other proxy materials as they become available because they will contain important information regarding SED’s annual meeting and the solicitation by Paragon of proxies to be used at the annual meeting. Shareholders will be able to obtain copies of Paragon’s proxy statement and other proxy solicitation materials, free of charge, from Paragon, its proxy advisor or the SEC’s website located at www.sec.gov.

Paragon Announces Board Slate at SED International Holdings, Inc.

September 10, 2013 – Paragon Technologies, Inc. (OTC Pink: PGNT) is announcing that it will nominate a slate of director candidates at the 2013 annual meeting of shareholders of SED International Holdings, Inc. (NYSE MKT: SED). Paragon is the largest shareholder of SED, holding together with its largest shareholder approximately 31.74% of the outstanding shares of SED. Paragon has provided formal notice of its slate of director candidates to SED prior to the deadline under SED’s by-laws.

Paragon will nominate the following five board candidates at SED’s 2013 annual meeting:

Jack H. Jacobs – Mr. Jacobs is an NBC military analyst and holds the McDermott Chair of Politics at West Point. He was among the most highly decorated soldiers in the Vietnam War, earning three Bronze Stars, two Silver Stars and the Medal of Honor. Mr. Jacobs serves on the Board of Directors of Paragon. If Paragon’s slate is elected at the annual meeting, Paragon currently anticipates that Mr. Jacobs will serve as the new Chairman of the Board of SED.

Dennis L. Chandler – Mr. Chandler is currently an independent advisor to private equity firms for acquiring and turning-around underperforming businesses. Mr. Chandler serves as a director of FiberMark, a fully integrated manufacturer and global distributor of fiber-based covering solutions. Mr. Chandler was previously the Chief Operating Officer of ACCO Brands, a multi-billion dollar manufacturer and distributor of consumer and commercial office products.

Hesham M. Gad – Mr. Gad is the Chairman of the Board of Directors of Paragon. He is also the Managing Partner of Gad Capital Management LLC, which is the General Partner of Gad Partners Fund LP. Gad Partners Fund LP is a value-focused investment partnership and the largest shareholder of Paragon.

Samuel S. Weiser – Mr. Weiser is the Chief Executive Officer of Premier Exhibitions, Inc., an international provider of museum quality exhibitions. Mr. Weiser serves on the Board of Directors of Paragon and is the Chairman of its Audit Committee. He was a managing director for the Hedge Fund Consulting Group at Citigroup and is a former partner of Ernst and Young. Mr. Weiser is a licensed CPA.

Klaus-Dieter Wurm – Mr. Wurm is an Executive Vice President of Schaefer Systems International, the largest provider of logistics systems and supply chain solutions in the world. Previously, Mr. Wurm was Vice President, Sales & Marketing for Krones, Inc., the world’s largest manufacturer of packing machinery and engineering services to the food and beverage, pharmaceutical, chemical and automotive industries.

Paragon has become increasingly concerned regarding SED’s rapidly deteriorating financial performance under the existing SED board. SED has suffered net losses of almost $8.0 million during the nine-month period ended March 31, 2013. In the same nine-month period, shareholders’ equity has deteriorated by 33%, from $24.4 million, or $4.90 per share, to $16.3 million, or $3.15 per share.

Over the past five years, SED has achieved no net earnings, but instead an aggregate loss of nearly $5.0 million. This has occurred during the same period that the existing SED board has awarded itself more than $2.4 million in board compensation, including hundreds of thousands of SED shares.

Paragon believes that SED is suffering under a board that has been attempting to turn the company around for five years, with mounting restructuring costs and financial conditions only worsening. Paragon is also gravely concerned about the highly unprofessional and extreme behavior that it believes it has seen in the existing SED board in their efforts to entrench themselves over the past nine months. Most significantly, Paragon is concerned and believes that the existing SED board lacks the experience and competence necessary to lead the company and turn-around its deteriorating performance.

Paragon believes that SED needs a complete overhaul at the board level, and that this is needed urgently. Paragon believes that its director nominees are exceptionally qualified to serve the best interests of all SED shareholders and together possess the required skills and experience that SED needs not only to climb out of the current downward spiral but to succeed and flourish.

Paragon calls on the existing SED board to comply with law by calling and holding its annual meeting in December 2013, as the company customarily has done and as is required by law. Although the existing SED board has, in violation of law, ignored Paragon’s notice of a special meeting of shareholders to remove directors and elect a new board, Paragon will not stand by and let the existing SED board violate its legal obligation to call and hold an annual meeting by December 2013. Paragon calls on the existing SED board to allow shareholders to express their fundamental right to vote on the election of directors.

Paragon would like to thank all of the shareholders, former directors and company executives, customers, employees and other constituents of SED who have contacted Paragon to offer their support. Paragon encourages you to continue to contact us, and we thank you for your support.

If you own shares of SED, we would like to hear from you. We urge you to call us immediately so that we can provide you with more information. Please contact Peter Casey at Alliance Advisors, Paragon’s proxy advisor, at 973-873-7710.

# # #

As of the date hereof, Paragon Technologies, Inc. and its largest shareholder, Gad Partners Fund LP, together beneficially own 1,639,744 shares of common stock of SED International Holdings, Inc., representing approximately 31.74% of SED’s outstanding shares, based on the 5,165,500 shares reported by SED as being outstanding as of May 1, 2013 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to its quarterly period ended March 31, 2013. In addition, as of the date hereof, Mr. Jacobs beneficially owns 35,737 shares of the common stock of SED, and Mr. Chandler beneficially owns 20,000 shares of the common stock of SED.

Paragon Technologies, Inc., Gad Partners Fund LP and Paragon’s board nominees will be participants in Paragon’s solicitation of proxies for the election of these nominees to the SED board of directors. Paragon intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2013 annual meeting of shareholders of SED. SED SHAREHOLDERS SHOULD READ PARAGON’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING SED’S ANNUAL MEETING AND THE SOLICITATION BY PARAGON OF PROXIES TO BE USED AT THE ANNUAL MEETING. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF PARAGON’S PROXY STATEMENT AND OTHER PROXY SOLICITATION MATERIALS, FREE OF CHARGE, FROM PARAGON, ITS PROXY ADVISOR OR THE SEC’S WEBSITE LOCATED AT WWW.SEC.GOV.

Shareholder Contact:

Alliance Advisors

Peter Casey, 973-873-7710